EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF NBT BANCORP INC., AS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE ON FEBRUARY 17, 2000


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NBT BANCORP INC.


         NBT Bancorp Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the
"Corporation"), hereby certifies that the amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

         Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Thirty-two Million Five Hundred Thousand (32,500,000) shares consisting of Thirty Million (30,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 17th day of February, 2000.


                                      NBT BANCORP INC.


                                      By: /s/ John D. Roberts
                                      ------------------------------------------
                                      Name:  John D. Roberts
                                      Title: Senior Vice President and Secretary